SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made, entered into and effective as of the 4th day of November, 2011 by and between (i) LY Holdings, LLC, a Kentucky limited liability company (“LYH”), and (ii) Lightyear Network Solutions, Inc., a Nevada corporation (“LNS”).

RECITALS:

A.           LYH is the Maker of a Term Note dated November 4, 2011, in the principal amount of $1,223,302.02 payable to the order of LNS (the “Note”).

B.           LYH has agreed to grant to LNS a security interest in certain assets of LYH as security for repayment of the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Grant of Security Interest.  LYH hereby pledges, assigns and grants to LNS a security interest in and to all right, title and interest of LYH in and to two million (2,000,000)  shares of common stock of LNS held by LYH (“Shares”).

2.           Ownership of the Interest.  LYH represents and warrants that it has valid title to and owns the Shares free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of every kind.

3.           Authority Relative to this Agreement.  Each party hereto represents and warrants (i) that each has the full legal power, capacity and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and (ii) that this Agreement has been duly and validly executed by the parties hereto and constitutes the valid and binding obligations of each party, enforceable against each in accordance with its terms.

4.           Singular and Plural Terms.  Wherever the context requires, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

5.           Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

6.           Governing Law.  This Agreement has been delivered and accepted at and will be deemed to have been made at Louisville, Kentucky and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.

7.           Jurisdiction.  The parties hereby irrevocably agree and submit to the exclusive jurisdiction of any state or federal court located within Jefferson County, Kentucky, and waive any objection based on forum non conveniens and any objection to venue of any such action or proceeding.

8.           Waiver of Jury Trial.  The parties hereto each waive any right to trial by jury in any action or proceeding relating to this Agreement, or any actual or proposed transaction or other matter contemplated in or relating to any of the foregoing.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LY Holdings, LLC

By:	/s/ W. Brent Rice
W. Brent Rice
Authorized Party

(“LYH”)

Lightyear Network Solutions, Inc.

By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller
Chief Executive Officer

(“LNS”)